Exhibit 99.1

NEWS

July 27, 2004

SEC Closes Charter Investigation

St. Louis - Charter Communications, Inc. (Nasdaq: CHTR) announced today that the United States Securities and Exchange Commission (SEC) has concluded its enforcement action against Charter, enabling the Company to focus fully on growing revenues and serving its customers.

The SEC and Charter have reached a final agreement to settle the investigation, pursuant to which Charter agreed to entry of an administrative order prohibiting any future violations of United States securities laws. In the Settlement Agreement and Cease and Desist Order, Charter neither admitted nor denied any wrongdoing, and the SEC assessed no fine against the company.

"We are very pleased to put this issue from the past behind us," said Carl Vogel, Charter President and Chief Executive Officer. "We are a new company, and bringing this issue to closure allows to focus on serving our customers." Mr. Vogel said that Charter cooperated fully with the SEC in its 20-month investigation and was committed to implementing the institutional changes requested by the SEC.

The SEC's investigation generally concerned the Company's determination of the number of its customers, various accounting practices and procedures concerning capitalization of certain expenses and dealings with certain vendors, including programmers and digital set-top terminal suppliers.

Charter had conducted an internal review of its business practices both before and during the SEC's investigation. The Company has put in place a new management structure, which includes leadership consisting of well-regarded, independent industry professionals. The Company promoted other key individuals with proven abilities to elevated positions of responsibility. Charter also implemented a comprehensive Company-wide corporate compliance program designed to ensure that its employees comply fully with applicable laws and regulations and perform their job duties with integrity and accountability. In addition, the company has instituted new procedures intended to increase the transparency of its financial results to its shareholders and the public.

In July 2003, four former officers of the company were indicted by a federal grand jury as part of an investigation into business practices at Charter during 2000 and 2001. Charter's financial results for 2000 and 2001 were re-audited by KPMG, which took over Charter's audit responsibilities in April 2002 from Arthur Andersen. Related financial statements were fully restated to reflect the company's financial position and results of operations. The Company stands behind those restated results.

Charter, which cooperated fully with the Department of Justice in its investigation and was not charged, was praised by both the United States Attorney and by then Deputy Attorney General Larry D. Thompson for its "extraordinary" cooperation with the Government. Neither Charter nor any of its current officers or directors is a target of that inquiry.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed™ Internet service. Charter also provides business-to-business video, data and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Contact:

Dave Mack
303-323-1392